NEWS RELEASE                                 PLC
                                             MEDICAL
                                             SYSTEMS, INC.


FOR IMMEDIATE RELEASE:


CONTACTS:     MICHELE FASANO
              DIRECTOR OF CORPORATE COMMUNICATIONS
              800-211-7327


                 FOOD AND DRUG ADMINISTRATION FILES PLC SYSTEMS'
                         PREMARKET APPROVAL APPLICATION
                              FOR THE HEART LASERTM

              - A MILESTONE ACHIEVEMENT IN THE FDA REVIEW PROCESS -

FRANKLIN, MA, FEBRUARY 26, 1997 -- PLC SYSTEMS INC. (AMEX SYMBOL: PLC) today announced that the Company's expedited PreMarket Approval (PMA) application for its proprietary 1000 watt CO2 Heart Laser has been filed by the Food and Drug Administration (FDA). The filing of this expedited PMA application indicates that the FDA is prepared to prioritize and commit its resources to this application through the remaining review process

M. Lee Hibbs, President and CEO of PLC Systems Inc., stated, "The filing of our application is a major milestone achievement in the FDA review process. The fact that expedited review has been granted should intensify the FDA'a activity and may compress the remaining process time." Mr. Hibbs continued, "After seven years of development and clinical testing of The Heart LaserTM in the treatment of coronary artery disease, PLC Systems has entered what we believe is the final stage of a definitive process toward FDA approval. We believe the recent filing of the PMA application for the Company's CO2 Heart Laser allows PLC Systems to remain on track for an FDA approval this year, establishing a long, solid U.S. lead time for The Heart LaserTM over any competing technologies."

Mr. Hibbs concluded, "The clinical results of TMR using The Heart LaserTM in late stage coronary artery disease patients have been published in major cardiovascular journals worldwide as well as presented at several scientific meetings. The results have demonstrated statistically significant reductions in chest pain, increases in myocardial perfusion and improvements in patient quality of life. We believe The Heart LaserTM has the potential to be a leading device in the treatment of heart disease. It is the Company's expectations that TMR using The Heart LaserTM will be rapidly accepted as a standard of care for end-stage coronary artery disease patients as well as evaluated and used as an adjunct to the approximate 675,000 cardiac bypass surgeries performed worldwide."


                                    - OVER -





PLC SYSTEMS INC. is a cardiac revascularization company whose mission is to be the global leader in Transmyocardial Revascularization (TMR) by pioneering, developing and supplying TMR systems and their components. TMR has the potential to provide patients suffering from coronary artery disease a third alternative or adjunct to angioplasty and cardiac bypass surgery. PLC Medical Systems, Inc., a wholly owned subsidiary of PLC Systems Inc., has developed the CO2 Heart Laser which employs the Company's patented heart-synchronized pulsed laser system technology for TMR. PLC Systems has been granted expedited review of its PreMarket Approval (PMA) application for TMR using The Heart LaserTM to treat cardiac patients with medically refractory angina who are not candidates for angioplasty or bypass surgery.


                                      # # #



Note: Certain of the above statements may be forward-looking statements that involve risks and uncertainties. In such instances, actual results could differ materially as a result of a variety of factors including competitive developments, no guarantee of FDA approval and other risk factors listed from time to time in the Company's SEC reports.